January 7, 2005	For Immediate Release

Contact:

Mario S. Levis Senior Executive Vice President & Treasurer Tel. (787) 474-6709

DORAL FINANCIAL REAFFIRMS STRENGTH OF ITS
MORTGAGE PRODUCTION DURING FOURTH QUARTER AND
ANTICIPATES ANOTHER YEAR OF STRONG PRODUCTION IN 2005

     San Juan, Puerto Rico, January 7, 2005 – Doral Financial Corporation (NYSE: DRL), a diversified financial services company, today announced that contrary to published reports of significant decreases in mortgage production and applications in the U.S. mainland mortgage market, as previously anticipated, the Company had achieved record mortgage production for the fourth quarter of 2004 of approximately $2.03 billion with December posting the strongest monthly production in the Company’s history. Production for the entire year was approximately $7.8 billion, a new record. Furthermore, Salomon Levis, Chairman of the Board and CEO anticipated that the Company would again achieve another year of strong loan production during 2005, based on the continued strength of the demand for loans to finance homes in the growing government-sponsored housing sector in Puerto Rico and the strong demand for refinancing loans for debt consolidation purposes. The interest on loans to finance the purchase of government-sponsored housing enjoys local tax exemption. The Chairman also expects a strong increase in secured real estate commercial loans and other loan products at the Company’s two banking subsidiaries during 2005.

     The Chairman announced that the Company expected to release its financial results for the fourth quarter and year on or about January 18, 2005.

     The Company, a financial holding company is the largest residential mortgage lender in Puerto Rico, and the parent company of Doral Bank, Puerto Rico’s fastest growing commercial bank, Doral Securities, a Puerto Rico based investment banking and brokerage firm, Doral Insurance Agency, Inc. and Doral Bank, FSB, a federal savings bank based in New York City.

FORWARD LOOKING STATEMENTS

     This press release contains certain “forward-looking statements” concerning the Company’s economic future performance. The words or phrases “expect,” “believe,” “anticipate,” “look forward,” “should” and similar expressions are meant to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.

     The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made, and to advise readers that various factors, including regional and national economic conditions, changes in interest rates, competitive and regulatory factors and legislative changes, could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from those anticipated or projected.

     The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.